Exhibit 23.01
Consent of Independent Registered Public Accounting Firm
NewBridge Bancorp, formerly LSB Bancshares, Inc. (“Bancorp”)
We consent to the incorporation by reference in the Form S-8 Registration Statements Nos. 333-147393, 333-118394, 333-61046, 333-40561, 33-54610 and 33-81664 the Form S-3D Registration Statement No. 333-147392 and the Form S-3 Registration Statement No. 333- 59464 of Bancorp of our report dated March 16, 2009 with respect to the consolidated financial statements of Bancorp and subsidiary and the effectiveness of internal control over financial reporting, which reports appear in the Annual Report on Form 10-K of Bancorp for the year ended December 31, 2008.
Grant Thornton LLP
Raleigh, North Carolina
March 16, 2009